Exhibit 99.1

FOR IMMEDIATE RELEASE	May 12, 2003

Group 1 Software Reports Fourth Quarter and Fiscal Year Results

Fiscal Year Revenue Increases 17% and Net Income Up 98% Over Prior Year;
Fourth Quarter Revenue up 21%; 71% Increase in Net Income

Lanham, MD — Group 1 Software (Nasdaq: GSOF) today reported results for its fourth fiscal quarter and fiscal year ended March 31, 2003. The Company reported record fourth quarter revenue of $29.2 million, up 21% vs. the prior year’s fourth quarter. Net income available to common stockholders increased 72% to $3.5 million, up from $2.0 million for the prior year’s fourth quarter. Fully diluted earnings per share for the quarter increased to $0.22 per share from $0.14 per share the prior year.

For the entire 2003 fiscal year, the Company reported record revenue of $104.3 million, a 17% increase from $89.4 million the prior year. Net income available to common stockholders was $8.7 million, an increase of 99% from $4.4 million reported for the prior year. Fully diluted earnings per share were $0.59 as compared with $0.32 in the prior year, an 84% increase. All earnings per share data have been adjusted for the two-for-one split in the Company’s common stock for shareholders of record as of November 15, 2002.

Total revenue for the quarter from Enterprise Solutions software and services was $19.8 million, a 19% increase over the prior year’s fourth quarter. Total revenue from DOC1 Customer Communications Management software and services was $9.4 million, a 26% increase over the prior year’s fourth quarter.

Fourth quarter license fee revenue for the Company increased 53% to $14.7 million vs. the prior year. License fees in the Enterprise Solutions division were up 46% to $10.3 million. License fees in the DOC1 division increased 70% to $4.4 million.

Group 1’s cash position grew even stronger in the quarter. Cash and short-term investments totaled $64.2 million at March 31, 2003 compared with $55.3 million at December 31, 2002 and $47.6 million at March 31, 2002.

“We are obviously pleased with the very strong results we saw for the quarter and full year in both of our operating segments, especially in light of the depressed IT spending environment,” said Group 1’s CEO, Bob Bowen. “Our traditional and new products all contributed to our growth both in the fourth quarter and over the full year.”

“We’ve entered the new fiscal year having announced our intent to acquire the key assets of Sagent Technology, Inc.,” continued Bowen. “We are very enthusiastic about this acquisition, as it will enable us to provide an even more comprehensive array of data quality and data enrichment technologies to the marketplace, and, as well, add the ability to integrate enterprise information from multiple databases. The transaction will also bring us a number of highly talented people, increase our customer base substantially, and expand our global distribution channels.”

At a recent meeting, Group 1’s Board of Directors approved the acquisition. Closing is subject to approval by Sagent’s shareholders.

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“Excluding the potential impact of the pending Sagent acquisition, our guidance for the fiscal year ending March 31, 2004 remains unchanged,” said Group 1’s CFO, Mark Funston. “The Company projects revenue growth in the range of 10% to 12% over fiscal 2003 and net earnings growth in the range of 24% to 28%. Additionally, we project that Sagent acquisition will contribute approximately $30 million in revenue the first year and will be accretive within twelve months following the completion of the transaction.”

The Company will hold a conference call at 8:30 AM EST today to discuss these results. Interested parties are invited to listen to the call, which will be broadcast via the Internet at www.g1.com or by dialing 800-374-0565.

Group 1 Software (Nasdaq: GSOF) is a leading provider of software solutions for data quality, marketing automation, customer communications management and direct marketing applications. Group 1’s software systems and services enable over 2,000 customers worldwide to market smarter by helping them find, reach and keep customers. Founded in 1982 and headquartered in Lanham, Maryland, Group 1’s solutions are utilized by leaders in the financial services, banking, retail, telecommunications, utilities, e-commerce, and insurance industries. The company’s customer base includes such recognized names as Charles Schwab, Entergy, GEICO, L.L. Bean, Wal-Mart and Wells Fargo. For more information about Group 1, visit the company’s Web site at http://www.g1.com.

Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation reform Act of 1995. Words like “are enthusiastic”, “announced our intent”, “guidance” and “projects” are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. Readers are cautioned not to place undue reliance of these forward-looking statements, which address the conditions as they are found on the date of this press release. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of unanticipated events. For additional information regarding these and other risks and uncertainties associated with the Company’s business, reference is made to the Company’s reports filed from time to time with the Securities and Exchange Commission. Group 1 Software and DOC1 are registered trademarks of Group 1 Software, Inc.

Contacts

Mark Funston, CFO, Group 1 Software at 301.918.0381 or mark_funston@g1.com

David Peikin, Corporate Communications Manager, Group 1 Software at 301.918.0818 or pr@g1.com

Charles Messman, MKR Group at 626-395-9500 or cmessman@mkr-group.com

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GROUP 1 SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Adjusted to reflect the 2 for 1 stock split approved by the Board of Directors on November 5, 2002)
(In thousands, except per share data)
(Unaudited)

	For the Three Month Period Ended March 31,		For the Twelve Month Period Ended March 31,

	2003	2002	2003	2002

Revenue:
Software license and related revenue	$14,749	$9,666	$48,480	$32,996
Maintenance and services	14,414	14,448	55,772	56,432

Total revenue	29,163	24,114	104,252	89,428

Cost of revenue:
Software license expense	4,080	3,747	15,293	12,051
Maintenance and service expense	4,413	4,516	17,094	20,802

Total cost of revenue	8,493	8,263	32,387	32,853

Gross profit	20,670	15,851	71,865	56,575

Operating expenses:

Research and development	3,214	2,537	11,800	10,345
Sales and marketing	9,235	6,912	32,947	28,845
General and administrative	3,758	3,107	14,626	11,255

Total operating expenses	16,207	12,556	59,373	50,445

Income from operations	4,463	3,295	12,492	6,130

Non-operating income

Interest income	278	289	1,157	1,589
Interest expense	(12)	(118)	(301)	(372)
Other non-operating income (expense)	236	—	14	(69)

Total non-operating income	502	171	870	1,148

Income before provision for income taxes	4,965	3,466	13,362	7,278

Provision for income taxes	1,490	1,433	4,602	2,852

Net income	3,475	2,033	8,760	4,426

Preferred stock dividend requirements	(2)	(14)	(44)	(56)

Net income available to common stockholders	$3,473	$2,019	$8,716	$4,370

Basic earnings per share	$0.26	$0.16	$0.67	$0.35

Diluted earnings per share	$0.22	$0.14	$0.59	$0.32

Basic weighted average shares outstanding	13,543	12,552	13,029	12,474

Diluted weighted average shares outstanding	15,586	14,028	14,734	13,798

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GROUP 1 SOFTWARE, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	March 31, 2003	March 31, 2002

ASSETS
Current assets:
Cash and cash equivalents	$56,475	$22,936
Short-term investments, available-for-sale	7,712	24,669
Trade and installment accounts receivable, less allowance of $1,755 and $2,058	18,834	17,551
Deferred income taxes	2,130	1,718
Prepaid expenses and other current assets	4,067	3,219

Total current assets	89,218	70,093

Installment accounts receivable, long-term	39	263
Property and equipment, net	4,707	5,797
Computer software, net	23,490	22,873
Goodwill	12,716	12,686
Other assets	206	167

Total assets	$130,376	$111,879

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,358	$1,198
Current portion of note payable and capital lease obligation	371	3,496
Accrued expenses	7,033	5,857
Accrued compensation	9,454	3,732
Current deferred revenues	31,241	28,833

Total current liabilities	49,457	43,116

Notes payable, net of current portion	350	3,630
Deferred revenues, long-term	315	197
Deferred income taxes	4,694	4,534

Total liabilities	54,816	51,477

Commitments and contingencies	—	—

Stockholders’ equity: 6% cumulative convertible preferred stock $0.25 par value; 1,200 shares authorized; 0 and 48 shares issued (aggregate involuntary liquidation preference $950)	—	916
Common stock $0.50 par value; 50,000 shares authorized; 14,902 and 13,836 shares issued	7,451	6,918
Additional paid in capital	34,951	29,620
Retained earnings	37,619	28,903
Accumulated other comprehensive income (loss)	184	(1,368)
Less treasury stock, 1,246 and 1,240 shares, at cost	(4,645)	(4,587)

Total stockholders’ equity	75,560	60,402

Total liabilities and stockholders’ equity	$130,376	$111,879

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